Exhibit 5.1

May 12, 2014

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

Re:

Excel Trust, Inc., a Maryland corporation (the “Company”)-- Issuance and Sale of $250,000,000 aggregate principal amount of 4.625% Senior Notes due 2024 (the “Notes”) of Excel Trust, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-189517 and 333-189517-01) declared effective by the United States Securities and Exchange Commission (the “Commission”) on or about July 19, 2013, as amended to date (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), by the Operating Partnership pursuant to the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 15, 2009, Articles of Amendment and Restatement filed with the Department on April 15, 2010, Articles Supplementary filed with the Department on January 28, 2011 and Articles Supplementary filed with the Department on January 30, 2012;

(ii)	the Bylaws of the Company, as adopted as of December 16, 2009, as amended and restated pursuant to the Amended and Restated Bylaws of the Company, on or as of April 15, 2010 (the “Bylaws”);

(iii)	the Written Consent of Board of Directors in Lieu of Organizational Meeting of the Company, dated as of December 16, 2009 (the “Organizational Minutes”);

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BALLARD SPAHR LLP

Excel Trust, Inc.

May 12, 2014

(iv)

resolutions adopted by the Board of Directors of the Company dated as of September 17, 2013, and resolutions adopted by a duly authorized committee of the Board of Directors of the Company dated as of May 7, 2014 (collectively, the “Directors’ Resolutions”);

(v)	a fully executed counterpart of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of January 31, 2012 (the “Partnership Agreement”);

(vi)	a fully executed counterpart of that certain global note, dated May 12, 2014, registered in the name of The Depository Trust Company’s nominee Cede & Co. representing the Notes (the “Global Note”);

(vii)	a fully executed counterpart of that certain notation of guarantee, dated May 12, 2014, made by the Company for the benefit of the holders of the Notes, annexed to the Global Note (the “Guarantee”);

(viii)

a fully executed counterpart of that certain Indenture, dated as of May 12, 2014 (the “Base Indenture”), by and among the Company, the Operating Partnership and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture, dated as of May 12, 2014 (the “Supplemental Indenture” and together with the Base Indenture, collectively, the “Indenture”), by and among the Company, the Operating Partnership and the Trustee;

(ix)

a certificate of James Y. Nakagawa, Chief Financial Officer and Treasurer of the Company, and S. Eric Ottesen, Senior Vice President, General Counsel and Secretary of the Company, dated as of even date herewith (the “Officers’ Certificate”) certifying, among other things (x) that the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, and have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and (y) as to the form, approval, execution and delivery of the Partnership Agreement, the Global Note, the Guarantee and the Indenture, and the authorization for issuance of the Notes;

(x)

the Registration Statement, including all amendments thereto, filed by the Company with the Commission under the Act, and including the related preliminary prospectus supplement dated May 7, 2014 and the related final prospectus supplement dated May 7, 2014, and the final base prospectus dated July 19, 2013;

(xi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

BALLARD SPAHR LLP

Excel Trust, Inc.

May 12, 2014

(xii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original Documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)

the Notes will be issued under, and subject to the terms of, the Indenture; and the Notes will be issued in book entry form, represented by the Global Note (including the guarantee of the Company annexed thereto), and will be authenticated by the Trustee in accordance with, and subject to, the terms of the Indenture;

(e)	the Indenture will remain in full force and effect for so long as the Notes are outstanding; and

(f)	all certificates submitted to us are true, correct and complete both when made and as of the date hereof.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power to create the obligation evidenced by the Guarantee.

BALLARD SPAHR LLP

Excel Trust, Inc.

May 12, 2014

3.

The issuance of the Notes by the Operating Partnership, the guarantee of the Notes by the Company, and the execution and delivery of the Global Note and the Guarantee, pursuant to the Indenture and as contemplated by the Registration Statement, have been duly authorized by the Company, in its individual capacity and in its capacity as the general partner of the Operating Partnership, as the case may be, by all necessary corporate action required under the Charter and Bylaws of the Company and the Maryland General Corporation Law.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers, or with respect to the actions required for the Operating Partnership to authorize, execute, deliver or perform its obligations under any document, instrument or agreement. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP